AGREEMENT

      This agreement is made between Xianyang Pianzhuan Group Corp., Hong Kong Weilin Industrial Co., Ltd., Xi'an Jiao Tong University Electric Engineering Co., Ltd. and Asia Electronics Holding Co., Ltd., based on mutual trust and benefit. The content of the agreement is described below:

      1.   Intent.

(1) Xianyang Pianzhuan Group Corp. agrees to sell its holding interests of 72.5% in Xianyang Dnon Tech Special Electronic Technical Co., Ltd. to Asia Electronics Holding Co., Ltd. at the price of USD2,175,000.

(2) Hong Kong Weilin Industrial Co., Ltd. agrees to sell 12.5% of interests in Dnon Tech to Asia Electronics Holding Co., Ltd. at the price of USD375,000.

(3) Xi'an Jiao Tong University Electric Engineering Co., Ltd. agrees to sell 5% of interests in Dnon Tech to Asia Electronics Holding Co., Ltd.

(4) Asia Elelctronics Holding Co., Ltd. obliged itself to pay respectively to Xianyang Pianzhuan Group Corp. the amount of USD2,175,000, to Hong Kong Weilin Industrial Co., Ltd. USD375,000 and to Xian Jiao Tong University Electric Engineering Co., Ltd. USD150,000 within three months from the effectiveness of the Acquisition Agreement.

(5) As a result of the acquisition, Xianyang Dnon Tech Special Electronic Technical Co., Ltd. will be shared by Asia Electronics Holding Co., Ltd. by 90% of the interests, of USD 2,700,000 and Dea Tech Machinery S.p.A. by 10% of USD300,000.

      2.   Effective Date.

     This agreement comes to be effective on Dec. 26, 1996. The parties will complete the transfer process within three months since the effectiveness of the agreement.

3. Termination.

     This agreement may be terminated with 60-day written notice and based on


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consent by the four parties. If any transaction that was started prior to termination occurs within 24 months after termination then the Agreement remains in effect for that transaction. In the event that the nature of this Agreement needs substantial changes, the Agreement, upon the request of any party, can be modified.

     If the above conform with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed copy of this letter of agreement t the undersigned, whereupon this letter agreement and each counterpart hereof will constitute a binding agreement between the parties hereto.

XIANYANG PIANZHUAN GROUP CORP.

By:       /s/

HONG KONG WEILIN INDUSTRIAL CO., LTD.

By:       /s/

XI'AN JIAO TONG UNIVERSITY ELECTRIC ENGINEERING CO., LTD.

By:       /s/

ASIA ELECTRONICS HOLDING CO., LTD.

By:       /s/